UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 9, 2010

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2010, the Board of Directors (the “Board”) of Denny’s Corporation (the “Company”) appointed Gregg R. Dedrick to serve as a director of the Company. Mr. Dedrick will be paid the same rate of compensation as the Company’s other non-employee directors, which includes cash payments of $60,000 per year, payable in quarterly installments of $15,000, and an annual award of deferred stock units, valued at $50,000.  Mr. Dedrick will receive a pro-rata portion of these cash and equity awards granted to directors for the remaining 2010/2011 board term. There are no arrangements between Mr. Dedrick and any other person pursuant to which Mr. Dedrick was selected as a director, nor are there any transactions to which the Company or any subsidiary thereof is a party and in which Mr. Dedrick has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Dedrick will serve on the Compensation and Incentives Committee of the Board as its Chair for which he will receive an additional amount of compensation of $15,000 per year.

A copy of the press release relating to the appointment of Gregg R. Dedrick to the Board is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

On July 9, 2010 the Board took action to effectively remove Nelson Marchioli from his position as a director of the Company, effective June 30, 2010.  The action was taken by the Board pursuant to Section II of the Denny’s Corporate Governance Policy, as amended on January 26, 2010 (the “Policy”), which states that a change in the employment responsibilities held by a director when he or she was selected to the Board triggers an obligation to submit a resignation as a director to the Board for its consideration. The Board determined, in keeping with the spirit and intent of the Policy, that, although Mr. Marchioli did not tender his resignation from the Board, by not adhering to the Policy’s express provisions, he had effectively ceased to be eligible to discharge his duties as a member of the Board.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 – Press release issued by Denny’s Corporation on July 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: July 15, 2010	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer